Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of Advantage Solutions Inc. of our report dated March 16, 2021, except for the effects of the revision discussed in Note 1 to the consolidated financial statements and Note 1 to the financial statement schedule, the disclosures related to warrant liabilities as discussed in Note 1 to the consolidated financial statements, and the critical audit matter related to the accounting for and valuation of private placement warrants, as to which the date is May 17, 2021, relating to the financial statements and financial statement schedule of Advantage Solutions Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

May 18, 2021